Exhibit 99.4

Consent of Director Nominee

Hudson Ltd. (the “Company’’) has filed a Registration Statement on Form F-1 (Registration No. 333-221547) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering of Class A common shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Eugenia Ulasewicz
Name: Eugenia Ulasewicz